UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2011
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Gran Tierra Energy Inc.
(Exact name of Registrant as specified in its charter)

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Nevada	000-52594	98-0479924
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300, 625 – 11th Avenue S.W.
Calgary, Alberta, Canada T2R 0E1
(Address of principal executive offices)

 (403) 265-3221
 (Registrant’s telephone number, including area code)
______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

The Closing

On March 18, 2011 (the “Closing Date”), Gran Tierra Energy Inc., a Nevada corporation (“Gran Tierra”), completed its acquisition of all of the outstanding shares of common stock and warrants of Petrolifera Petroleum Limited, a Canadian corporation (“Petrolifera”), pursuant to the terms and conditions of the previously filed Arrangement Agreement, dated January 17, 2011 (the “Arrangement Agreement”), by and between Gran Tierra and Petrolifera (such acquisition referred to herein as the “Arrangement”). Petrolifera is a Calgary-based crude oil, natural gas and natural gas liquids exploration, development and production company active in South America.  The transactions contemplated by the Arrangement Agreement were effected through a court-approved plan of arrangement in Canada (the “Plan of Arrangement”).  The Court of Queen’s Bench of Alberta issued its Final Order approving the Plan of Arrangement on the Closing Date.

Stockholder Approval

The Arrangement Agreement and the Plan of Arrangement were adopted and approved in a special meeting of the shareholders of Petrolifera on March 17, 2011 (the “Petrolifera Special Meeting”).

Consideration to Petrolifera Shareholders and Warrantholders

Under the terms of the Arrangement Agreement, (a) Petrolifera shareholders received 0.1241 of a share of Gran Tierra common stock for every Petrolifera share held, and (b) Petrolifera warrantholders received warrants to purchase such number of shares of Gran Tierra common stock as equals the number of shares of Petrolifera common shares subject to the warrant multiplied by 0.1241 (the “Replacement Warrants”).  The Replacement Warrants have a nominal exercise price of CDN $9.67 per share and an expiration date of August 28, 2011. The Replacement Warrants cannot be exercised for cash, but rather may only be net exercised; the exercise price was established solely for the purpose of calculating the number of shares to be issued upon net exercise of the Replacement Warrants.  Fractional shares and warrants to purchase fractional shares were not issued.  The amount of consideration provided to Petrolifera’s shareholders and Petrolifera’s warrantholders pursuant to the Arrangement was determined through arm’s length negotiations between Gran Tierra and Petrolifera.

Prior Relationship of the Parties

In December 2010, Petrolifera Petroleum (Colombia) Limited, a wholly-owned subsidiary of Petrolifera, entered into a purchase and sale agreement with Gran Tierra Energy Colombia, Ltd., a wholly-owned subsidiary of Gran Tierra, to sell a 25 percent working interest in Petrolifera’s Sierra Nevada License in Colombia in consideration for a cash payment of US$10 million.  Proceeds of the transaction provided Petrolifera with additional liquidity to continue to meet its ongoing capital requirements, primarily in Colombia.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the description set forth under Item 2.01 above with respect to the Arrangement and related agreements, which is incorporated into this Item 3.02 by reference.

On the Closing Date, Gran Tierra issued, pursuant to the terms of the Arrangement, and in exchange for all of the outstanding shares of Petrolifera common stock, approximately 18,175,240 shares of Gran Tierra common stock, par value $0.001.

In addition, on the Closing Date and pursuant to the terms of the Arrangement, Gran Tierra issued in exchange for all of the outstanding warrants of Petrolifera common stock, Replacement Warrants to purchase approximately 4,125,135 shares of Gran Tierra common stock with a nominal exercise price of CDN $9.67 per share, in accordance with the terms thereof.   The actual number of shares of Gran Tierra common stock that may be acquired upon net exercise of the Replacement Warrants, if any, will be based on the trading price of Gran Tierra common stock at the time of exercise and, therefore, can only be calculated at the time of exercise.

The Gran Tierra common shares and warrants were issued without registration in reliance on Section 3(a)(10) of the Securities Act of 1933, as amended.  The Arrangement was approved by the Court of Queen’s Bench of Alberta. The Replacement Warrants may be net exercised without registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this Item, with respect to the Arrangement described in Item 2.01, herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this current report is required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item, with respect to the Arrangement described in 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this current report is required to be filed pursuant to Item 2.01.

(d) Exhibits.

Exhibit	Description

2.1
Arrangement Agreement, dated as of January 17, 2011, by and between Gran Tierra Energy Inc. and Petrolifera Petroleum Limited (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on January 21, 2011).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By:	/s/ Martin H. Eden
	Name:	Martin H. Eden
	Title:	Chief Financial Officer

Dated:  March 21, 2011

EXHIBIT INDEX

Exhibit	Description

2.1
Arrangement Agreement, dated as of January 17, 2011, by and between Gran Tierra Energy Inc. and Petrolifera Petroleum Limited (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on January 21, 2011).